Exhibit 6.9

STRATEGIC PARTNERSHIP AGREEMENT

This Strategic Partnership Agreement (the “Agreement”) is made and entered into on February 26, 2018 (the “Effective Date”), by and between Xspand Products Lab, Inc. (“XSP”) and Edison Nation, LLC (“Edison”).

RECITALS

WHEREAS, XSP develops consumer products for manufacture principally in China, which it correspondingly distributes worldwide, to venues such as amusement parks and large concert arenas;

WHEREAS, Edison provides independent inventors both turnkey invention development solutions and access to an online innovation marketplace;

WHEREAS, XSP wishes to retain Edison, on a non-exclusive basis, to act as an independent contractor in sourcing (and crowdsourcing) new ideas for consumer products, which in XSP’s sole discretion, XSP may opt to develop into marketable consumer product(s), including the manufacture, marketing and distribution of such product(s) throughout the world;

WHEREAS, Edison desires to be so retained by XSP, on a non-exclusive basis; and

WHEREAS the Parties desire to enter into this Agreement to protect their legitimate business interests through specification of duties and obligations, compensation and payment, non-disclosure and other contractual provisions contained herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

1.             Definitions:         In addition to definitions provided elsewhere herein, for purposes of this Agreement, the following words and phrases shall have the following meanings (such meanings to be equally applicable to both the singular and plural form of the term defined):

“Party” shall mean XSP and Edison individually or collectively.

“Program” shall mean Edison’s program for sourcing (and crowdsourcing) new ideas for consumer products, through which XSP will be introduced to inventors and/or new product ideas.

“Confidential Information” shall mean all information and ideas, whether written or oral, and in whatever form, tangible or intangible, received or accessed by the receiving party from the disclosing party in connection with this Agreement and which is not generally available to the public, or which would reasonably be considered confidential and/or proprietary or which is marked “Confidential” or “Proprietary” by the disclosing party. Information includes, but is not limited to, (i) information relating to research, development, inventions, information systems, software code, software applications, pricing, customer lists, financial or other economic information, accounting, engineering, personnel relations, marketing, merchandising, and selling; customer or employee data or statistics, and (ii) all analyses, compilations, forecasts, studies or other documents prepared in connection with this Agreement.

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2.             Independent Contractor. Edison understands, represents and warrants that it is an independent contractor and not an employee, officer or director of XSP. Edison shall be solely responsible for all costs related to the operation of its business and represents that it is fully licensed in the city and state where it has its primary offices. XSP shall not be obligated to withhold from Edison compensation any amounts for federal, state, social security, unemployment, or any other taxes required to be withheld as if Edison were an employee of XSP. Edison acknowledges that it has consulted its tax professional regarding the applicable federal and state rules regarding independent contractors, taxation and the applicable reporting requirements for independent contractors.

(a)   Intellectual Property. Neither Party will use the other’s name or trademarks in any promotional or marketing materials without prior written consent. XSP grants to Edison a limited, non-exclusive, non-sublicenseable license to use the names “Xspand,” “Xspand Products Lab” and to use XSP’s owned trademarks (collectively, the “Intellectual Property”) when conducting business on behalf of XSP under this Agreement. The Parties understand and agree that this Agreement does not confer, and neither Party shall obtain, any other right to either Party’s name or trademarks by virtue of such use.

(b)  No Further Relationship. This Agreement shall not establish between XSP and Edison any relationship of partnership, joint venture, employment, franchise or agency, or any relationship of any kind other than that explicitly set forth in this Agreement. Neither Party shall have the power to bind the other or incur obligations on the other’s behalf without such other party’s express prior written consent, except as otherwise expressly provided herein.

(c)  Acquisition Exploration. The Parties may begin to explore terms and conditions for a possible acquisition of substantially all of the membership interests of Edison by XSP. Such exploration of terms and conditions shall be non-binding, not conditioned on the performance of either Party’s obligations under this Agreement and shall not otherwise be contingent on the terms of this Agreement. For the avoidance of doubt, if either of the Parties terminates such exploration, the other terms of this Agreement shall continue in full force and effect as set forth herein.

3.             Royalty and Revenue Sharing.  XSP may develop new consumer products pursuant to this Agreement in its sole discretion, and the Parties shall determine royalty and revenue sharing agreements on a product by product basis. No amounts shall become due and payable to Edison unless and until the Parties mutually agree in writing the royalty and revenue payments to be made for a particular product. Furthermore, XSP shall have no obligation to pay compensation to Edison for any inventor introduction, idea, product or invention that Edison introduces to XSP through the Program, but that XSP declines. Edison, in its sole discretion, shall determine which innovators and/or innovations that are submitted to it, shall be presented and introduced to XSP as a result of the Program and it shall have no obligation to present any if it determines that product submissions do not meet the needs of the Program or XSP in its sole and absolute discretion. XSP shall not make any direct or indirect contact with any innovator that is introduced to XSP by Edison, without the prior written approval of Edison.

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4.             Duties of Edison. During the Term of this Agreement, Edison shall perform as follows:

(a)  Pursuant to the express authority granted by XSP to Edison hereunder, Edison shall use its best efforts to successfully operate the Program in an ethical manner and to comply with all laws and regulations relevant to this Agreement or the subject matter hereof.

(b)  Edison shall be responsible for all of its personnel, whether employees or independent contractors, or other associates, used to perform its duties and obligations hereunder and shall be fully and solely responsible for the acts and omissions of such persons in the performance of such duties.

(c)  Unless previously and specifically agreed, Edison shall bear the cost of any marketing materials created for the Program; provided, however, XSP shall agree to provide examples of its Intellectual Property and limited creative assistance in connection therewith. All marketing materials to be used by Edison for marketing the Program must be approved by XSP. XSP may from time to time provide marketing materials to Edison, with or without charge as mutually agreed at the time of such provision.

(d)  XSP shall have the right, in its sole discretion, to accept or reject any inventor, idea, product or invention referred through the Program from Edison, or as applicable, to discontinue or terminate any agreement with the relevant inventor without notice of any kind to Edison.

(e)  Edison shall have no authority whatsoever (i) to bind XSP to any contract or agreement or to incur any obligation on behalf of XSP, (ii) to release, assign or to transfer, a XSP agreement, claim security or any other asset belonging to XSP, (iii) to borrow any money in the name of XSP or to lend any money belonging to XSP, (iv) to represent XSP in any way other than prescribed herein, or (v) to submit any claim or liability related to the Program to arbitration, or confess a judgment against XSP. Edison specifically agrees that the terms and conditions of any contractual agreement between an inventor sourced to XSP by Edison and XSP will be established from time to time by XSP and that Edison has no authority to make representations, warranties, agreements or guarantees with respect to such contracts. Edison will, at all time, use without modifications or change, the forms of the documents, marketing materials or agreement which are furnished to Edison by XSP.

5.             Indemnification.

(a)  Edison hereby agrees to indemnify XSP harmless from and against any and all claims, damages, liabilities, fines, penalties, and expenses, including, without limitation, attorneys’ fees and litigation costs arising from or related to (i) any material act, actions or omissions by Edison outside the scope of Edison’s responsibilities hereunder including, but not limited to, any intentional or negligent tort, (ii) any fraud in connection with Edison of the covenants and agreements made by it in this agreement, and (iii) any fine or penalty imposed on XSP, if such fine or penalty is due to fraudulent or tortuous acts or omissions of Edison. This agreement of Edison to indemnify XSP shall continue and survive the termination of this agreement.

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(b)  XSP hereby agrees to indemnify Edison harmless from and against any and all claims, damages, liabilities, fines, penalties, and expenses, including, without limitation, attorneys’ fees and litigation costs arising from or related to (i) any material act, actions or omissions by XSP outside the scope of XSP responsibilities hereunder including, but not limited to, any intentional or negligent tort, (ii) any fraud in connection with XSP of the covenants and agreements made by it in this agreement, and (iii) any fine or penalty imposed on Providers for which Edison must reimburse Provider, if such fine or penalty is due to fraudulent or tortuous acts or omissions of XSP. This agreement by XSP to indemnify Edison shall continue and survive the termination of this agreement.

6.             Exclusivity. During the term of this Agreement, Edison agrees and acknowledges that XSP will use the Program on a non-exclusive basis, and that during the term of this Agreement, Edison may provide a similar program or service to any other third party without XSP’s prior written consent.

7.             Laws, Rules and Regulations.

(a)  The Parties agree to comply with all applicable state or federal laws, rules or regulations applicable to the Program and this Agreement and their performance hereunder.

(b)  In the event that any provision of this Agreement is inconsistent with such laws, rules or regulations, the Parties agree that such inconsistent provision or provisions shall be deemed void and of no effect to the extent of the inconsistency.

8.             Limitation of Liability and Disclaimer of Warranties.

(a)  In no event shall either Party be liable for any indirect, incidental, special, consequential or punitive damages under this agreement, including loss of goodwill, lost profits, lost savings or loss of customers, whether in an action in contract or tort (including negligence) based on a warranty, whether either Party or any other person has been advised of the possibility of such damages. The foregoing limitation of liability and exclusion of damages shall apply regardless of the success or effectiveness of other remedies.

(b)  Except as expressly set forth in this Agreement, neither Party makes, and each Party hereby specifically disclaims, any representations or warranties, express or implied, regarding any matter subject to this Agreement, including fitness for a particular purpose or implied warranties arising from the course of dealing or of performance.

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9.             Term and Termination.

(a)  The term of this agreement shall commence on February 26, 2018 and shall continue until February 26, 2019, and thereafter will automatically renew for additional one (1) year terms. At the end of each term either Party has the right to terminate with 30 days written notice.

(b)  If it shall be determined that Edison has violated any of its obligations under this Agreement or is engaged in any fraud associated with its relationship with XSP or the Program, all obligations owed to Edison by XSP shall immediately cease and any payments due to Edison from XSP shall be forfeited and contract will be terminated.

10.            Non-Disclosure of Parties' Business Affairs.

(a)  The Parties acknowledge that all information related to the Program and the marketing thereof, including but not limited to, fees, rates, charges, products, services, sales data, operational procedures, memoranda, sales kits, list of potential customers that have been prepared and maintained by either Party at significant cost and expense, that such information represents business information necessary to the Parties, and that each respectively has a proprietary interest in its information. Therefore, the Parties agree that each will treat all confidential material provided by the other Party as strictly confidential and proprietary to the Party providing the information except and to the extent that disclosure thereof is necessary to fulfilling the receiving party’s obligations under this Agreement. All Confidential Information, whether in written or oral form, is and at all times the property of the originating Party, it being agreed such information is confidential and that during the term of this Agreement and thereafter, the receiving Party will not, directly or indirectly, either individually or as an agent, partner, shareholder, consultant or any other capacity, use or disclose, or cause to be used or disclosed, any confidential information, regardless of whether the receiving Party may have participated in the development of any such confidential information.

(b)  XSP and Edison further understand and agree that the Parties shall hold confidential for the term of this Agreement and for a period of two (2) years following the termination of this Agreement.

11.          Attorneys' Fees and Costs. Each Party shall be liable for and shall indemnify and reimburse the other for any and all attorneys’ fees and other costs and expenses paid or incurred by each party in the enforcement hereof, in collecting any amounts due, resulting from any breach of any of the terms or conditions of this Agreement.

12.          Paragraph Headings: Binding Effect: Counterparts: Facsimile Execution. All paragraph headings contained herein are for descriptive purposes only and the language of such paragraph shall control. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and all of which shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery hereof for all purposes.

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13.          Entire Agreement: Governing Law: Waiver of Jury Trial. This Agreement constitutes the entire agreement between the Parties and all prior or contemporaneous agreements, understanding and/or representations are merged in and superseded by this Agreement and may only be modified in writing and signed by both Parties. This Agreement, the legal relations between the Parties and the adjudication and enforcement thereof shall be governed by and interpreted and construed in accordance with the substantive laws of the State of Nevada (excepting only those laws or provisions which would serve to defeat the operation of Nevada substantive law). XSP and Edison hereby waive the right to trial by Jury in resolving any claim or counterclaim related to this Agreement. Each of the Parties hereto hereby submit to the jurisdiction of the courts of the State of Nevada in any proceeding for the enforcement of this Agreement to arbitrate and for the enforcement of the award rendered by the arbitrators. Any and all claims, demands, disputes, controversies, differences or misunderstandings arising out of or relating to this Agreement, or the failure or refusal to perform the whole or any part hereof, shall be settled by mediation conducted in Nevada by the American Arbitration Association (the “AAA”) in accordance with the rules thereof then pertaining. Each Party shall pay all of it own costs, expenses and fees associated with the mediation, except that the fees of the AAA shall be borne by the Parties equally.

14.          Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) on the delivery date if delivered by electronic mail to the proper address, (b) upon personal delivery to the Party to be notified, (c) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (d) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (e) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

15.          Severability Assignment. Neither Party may assign or otherwise transfer this Agreement, or any rights or permit to exist a lien or security interest with respect to such rights or obligations hereunder, in whole or in part, without the other Party's prior written consent, which consent shall not be unreasonably withheld.

16.          Miscellaneous.

(a)  This Agreement shall be construed without regard to the identity of the person who drafted its provisions and each and every provision of this Agreement shall be construed as though each of the Parties participated equally in the drafting of this Agreement.

(b)  If any provision of this Agreement is, at any time, adjudged invalid or unenforceable to any extent by any court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to render it valid and enforceable and such invalidity or unenforceability shall not affect any other provision of this Agreement

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IN WITNESS WHEREOF, this Agreement has been executed and delivered on behalf of each of the Parties hereto as of the date first above written.

XSPAND PRODUCTS LAB, INC.

By:	/s/ Christopher B. Ferguson
Name:	Christopher B. Ferguson
Title:	Chief Executive Officer
Date:	2-26-18

EDISON NATION, LLC

By:	/s/ Gregg Smith
Name:	Gregg Smith
Title:	Chief Innovation Officer
Date:	2-26-18

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